Exhibit 99.1

IMAGE ENTERTAINMENT AMENDS CONVERTIBLE NOTE

AMENDMENT EXTENDS DEADLINE FOR INSTALLMENT

PAYMENT OF PRINCIPAL

CHATSWORTH, Calif., July 30, 2009 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee and distributor of entertainment programming in North America, announced today that it had entered into a Second Amendment and Exchange Agreement (the “Exchange Agreement”) with the holder of its 7.875% Senior Convertible Note (the “Original Note”) pursuant to which the Company issued an Amended and Restated Secured Convertible Note (the “New Note”) in exchange for the Original Note. The amendment serves to defer until October 30, 2009 a $4 million principal payment (the “Installment”) that the holder of the Original Note (the “Holder”) could have required the Company to pay on July 30, 2009. The amendment further provides that the Installment shall be further deferred until November 30, 2009 if the Company enters into a written agreement with a bona fide purchaser, prior to October 30, 2009, that would result in a change of control of the Company.

Upon the occurrence of a default, the Original Note provided the Holder the right to demand redemption of the Original Note at a price equal to 120% of the sum of the then outstanding principal amount, accrued interest and penalties, and provided for default interest at the rate of 12.0%. In addition, upon a change in control, the Original Note granted to the Holder the right to demand redemption of the Original Note at a price equal to 120% of the sum of the then outstanding principal amount, accrued but unpaid interest and penalties. The New Note eliminates provisions relating to redemption premium in the event of default or a change in control in exchange for increasing the principal amount from $13,000,000 to $15,700,792.60, and increases the interest rate to 8.875%, beginning July 31, 2009. The default interest rate remains 12.0%, should any future event of default occur.

The Exchange Agreement avoids a default and allows the Company and its financial advisor, Houlihan Lokey Howard & Zukin Capital, Inc., to continue the process of evaluating strategic alternatives, including potential financing or sale transactions, without the necessity of funding the Installment on July 30, 2009.

Wachovia Capital Finance Corporation, the Company’s senior lender, and the Holder are parties to a Subordination Agreement which provides, among other things, that in the event of a default under the New Note, Wachovia has the right to prevent the Holder from taking certain action to enforce its rights under the New Note for up to 180 days (the “Standstill Period”). In connection with consenting to the Exchange Agreement, Wachovia Capital Finance Corporation, has agreed that the 180 day Standstill Period will be deemed to begin running on July 31, 2009.

Jeff M. Framer, President of Image, stated, “The extension is an important step in our ongoing process. While it is not possible to predict the future, the Holder’s much-appreciated forbearance, as well as Wachovia’s consent to the amendment, will serve to clear a path for us to evaluate any and all strategic opportunities”

About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 340 exclusive CD titles in domestic release and approximately 400 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 5,100 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the Company’s goals, plans and projections regarding the Company’s evaluation of its strategic alternatives, payment of the Portside Note, financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, but are not limited to, (a) the Company’s ability to continue as a going concern, (b) the Company’s ability to secure media content on acceptable terms, (c) the Company’s ability to service it’s principal and interest obligations on it’s outstanding debt or otherwise renegotiate or refinance such outstanding debt, (d) the ability of the Company’s common stock to continue trading on NASDAQ, (e) changes in the retail DVD and digital media and entertainment industries, (f) changes in the Company’s business plan, (g) the Company’s limited working capital and the Company’s inability to raise additional working capital on acceptable terms or at all, (h) the Company’s ability to borrow against the Company’s revolving line of credit, (i) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (j) changes in general economic conditions, including the performance of financial markets and interest rates, (k) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (l) claims that the Company infringed other parties’ intellectual property, (m) changing public and consumer taste and changes in customer spending patterns, (n) decreasing retail shelf space for the Company’s industry, (o) the performance of business partners upon whom the Company depends upon, (p) changes in accounting standards, practices or policies, (q) adverse results or other consequences from litigation, arbitration or regulatory investigations, and (r) further sales or dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock.

For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations. Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:   Steve Honig

The Honig Company, Inc.
818-986-4300
press@honigcompany.com